     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 2, 1999


                                                      REGISTRATION NO. 333-75733
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                         ------------------------------


                               AMENDMENT NO. 2 TO


                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                            NEW FRONTIER MEDIA, INC.

                (Name of registrant as specified in its charter)

                       COLORADO                                                   84-1084061
      (State or jurisdiction of incorporation or                      (IRS Employer Identification No.)
                    organization)
             5435 Airport Blvd, Suite 100                                       MICHAEL WEINER
                  Boulder, CO 80301                                      5435 Airport Blvd, Suite 100
                    (303) 444-0900                                            Boulder, CO 80301
            Facsimile No.: (303) 444-0734                                       (303) 444-0900
 (Address, including zip code, and telephone number,         (Address, including zip code, and telephone number,
    including area code, of registrant's principal                including area code, of agent for service)
                  executive offices)

                         ------------------------------
                                    Copy to:
                               Hank Gracin, Esq.
                                 Lehman & Eilen
                   50 Charles Lindbergh Boulevard, Suite 505
                           Uniondale, New York 11553
            (516) 222-0888                  Facsimile (516) 222-0948
                         ------------------------------

                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

                  If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with
dividend or interest reinvestment plan, please check the following box:    /X/

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the
earlier effective registration statement for the same offering:    / /

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering:    / /

                  If delivery of the prospectus is expected to be made pursuant
to Rule 434, please check the following box:    / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
                                                                                PROPOSED
                                                              PROPOSED           MAXIMUM
         TITLE OF EACH CLASS OF                                MAXIMUM          AGGREGATE        AMOUNT OF
            SECURITIES TO BE                AMOUNT TO      OFFERING PRICE       OFFERING        REGISTRATION
               REGISTERED                 BE REGISTERED     PER SHARE(1)        PRICE(1)            FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001 per
        share...........................    2,610,000          $3.969          $10,359,090      $3,055.93(2)
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee. The Proposed Maximum Aggregate Offering Price was calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the closing price reported in the NASDAQ SmallCap Market system on April 5, 1999.

(2)    Previously Paid.
                         ------------------------------

                  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said
Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  Pursuant to Rule 429 of the Securities Act of 1933, the prospectus included in this registration statement also relates to certain unsold securities of the Registrant registered under registration statement No. 333-35337.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                   SUBJECT TO COMPLETION DATED AUGUST 2, 1999


PROSPECTUS

                            NEW FRONTIER MEDIA, INC.

                        2,610,000 SHARES OF COMMON STOCK


                         ------------------------------

                    The 2,610,000 shares of common stock are being offered by the selling stockholders. The common stock currently trades on the NASDAQ SmallCap Market under the symbol "NOOF". On July 30, 1999, the last sale price of the common stock as reported on NASDAQ was $8 5/16 per share.


                    The common stock may be sold by the selling stockholders directly or through underwriters, dealers or agents in market transactions or privately negotiated transactions.

                    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    This investment involves a high degree of risk. Consider carefully the risk factors beginning on page 5 in this prospectus.

                 The date of this prospectus is       , 1999

                               PROSPECTUS SUMMARY

                    This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements.

                            NEW FRONTIER MEDIA, INC.
                     Offices: 5435 Airport Blvd, Suite 100,
                            Boulder, Colorado 80301
                        Telephone number (303) 444-0900
                        Facsimile number (303) 444-0734

                                  THE OFFERING

Common Stock Offered by Selling
Stockholders.................................   2,610,000 shares.
Common Stock to be offered by the Company....   0 shares
Common Stock Outstanding Before Offering
(1)..........................................   12,539,517 shares
Common Stock Outstanding After Offering......   12,539,517 shares
Use of Proceeds..............................   All of the shares offered by this prospectus
                                                are being offered by the selling
                                                stockholders. New Frontier Media will not
                                                receive any proceeds from these sales of its
                                                stock.

---------------------


(1) Based on shares outstanding as of July 30, 1999.



                                 RECENT EVENTS



                    On July 27, 1999, New Frontier Media announced that it had executed a definitive license agreement to acquire exclusive electronic rights to Metro Global Media, Inc.'s 3,000 title adult film and video library and multi-million still image archive for a period of seven years with renewal provisions. In addition, New Frontier Media entered into a multi-year production agreement with Metro Global Media, Inc. which calls for the development of an additional 400 new adult feature titles over the next five years.



                    Under the agreement, New Frontier Media will issue 500,000 restricted shares of its common stock to Metro in exchange for distribution rights to its 3,000 adult film and video library and its multi-million still image archive. Metro will also receive cash consideration for the production of over 400 new titles and the exclusive electronic distribution rights to those titles.



                    The licensing agreement provides New Frontier Media the right to utilize Metro's adult film and video library for all formats of electronic delivery, including dial-up internet, broadband internet, video-on-demand, subscription and pay television, and other video delivery mechanisms.



                    In a June 2, 1999 complaint filed in District Court in Boulder, Colorado (Case No. 99CV913), Scott Wussow, our former chief financial officer, seeks to enforce an alleged oral agreement to increase his salary, bonus and car allowance, and issue to him warrants to purchase up to 300,000 shares of our common stock, following the Company's public offering of February 1998. We dispute that there was any promise or agreement, oral or otherwise, made to or with Mr. Wussow to increase his compensation. We intend to vigorously defend against Mr. Wussow's claim. In the event we do not prevail in this case, we estimate our total potential liability to be less than $200,000.


                                  RISK FACTORS


                    This prospectus and the documents incorporated in this prospectus by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.



                    Accordingly, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include those risk factors and such other uncertainties noted in the prospectus and in the documents incorporated herein by reference. New Frontier assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.



NEW FRONTIER MEDIA HAS INCURRED LOSSES FROM INCEPTION AND MAY NEVER GENERATE SUBSTANTIAL PROFITS, IF ANY AT ALL.



                    We were organized in July, 1995 and have incurred losses from inception. We may never generate substantial profits, if any at all. We incurred a net loss of $7,581,124, or $1.04 per share, on revenues of $9,452,432 for the fiscal year ended March 31, 1999 and a net loss of $3,258,343, or $.73 per share, on revenues of $712,581 for the fiscal year ended March 31, 1998. As of March 31, 1999 we had an accumulated deficit of $10,278,197. Our ability to operate profitably is dependent upon successful execution of our business plan.



LIMITS ON OUR ACCESS TO DISTRIBUTION CHANNELS COULD CAUSE US TO LOSE SUBSCRIBER REVENUES AND ADVERSELY AFFECT OUR OPERATING PERFORMANCE.


                    Our satellite uplink providers' services are critical to us. If our satellite uplink providers fail to provide the services contracted for with them, our satellite programming operations would in all likelihood be suspended, resulting in a loss of substantial revenues to the Company. If our satellite uplink providers improperly manage their uplink facilities, we could experience signal disruptions and other quality problems that, if not immediately addressed, could cause us to lose subscribers and subscriber revenues.

                    Our continued access to satellite transponders is critical to us. Our satellite programming operations require continued access to satellite transponders to transmit programming to our subscribers. We also use satellite transponders to transmit programming to cable operators. Material limitations to satellite transponder capacity could materially adversely affect our operating performance. Access to transponders may be restricted or denied if:

                    * we or the satellite owner is indicted or otherwise charged as a defendant in a criminal proceeding;

                    * the FCC issues an order initiating a proceeding to revoke the satellite owner's authorization to operate the satellite;

                    * the satellite owner is ordered by a court or governmental authority to deny us access to the transponder;

                    * we are deemed by a governmental authority to have violated any obscenity law; or

                    * our satellite transponder provider determines that the content of our programming is harmful to its name or business.

                    In addition to the above, the access of our networks to transponders may be restricted or denied if a governmental authority commences an investigation concerning the content of the transmissions.

                    Our ability to convince cable operators to carry our programming is critical to us. The primary way for us to expand our cable subscriber base is to convince additional cable operators to carry our programming. We can give no assurance, however, that our efforts to increase our base of cable subscribers will be successful.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH OUR PRIMARY COMPETITOR, WHO HAS SIGNIFICANTLY GREATER RESOURCES THAN US, WE WILL NOT BE ABLE TO INCREASE SUBSCRIBER REVENUES OR GENERATE PROFITS.



                    Our ability to increase subscriber revenues and operate profitably, is directly related to our ability to compete effectively with Playboy, our principal competitor. Playboy has significantly greater financial, sales, marketing and other resources to devote to the development, promotion and sale of its cable programming products, as well as a longer operating history and broader name recognition, than we do. We compete with Playboy as to the editing standards of its programming, network performance in terms of subscriber buy rates and the license fees that we offer to cable and DBS system providers.



IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH OTHER FORMS OF ADULT AND NON-ADULT ENTERTAINMENT, WE WILL ALSO NOT BE ABLE TO INCREASE SUBSCRIBER REVENUES OR GENERATE PROFITS.



                    Our ability to increase subscriber revenues and operate profitably, is also related to our ability to compete effectively with other forms of adult and non-adult entertainment. The Company faces competition in the adult entertainment industry from other providers of adult programming, adult video rentals and sales, newspapers and magazines aimed at adult consumers, adult oriented telephone chat lines, and adult oriented Internet services. To a lesser extent, we also face general competition from other forms of non-adult entertainment, including sporting and cultural events, other television networks, feature films and other programming.



IF WE ARE NOT BE ABLE TO RETAIN OUR KEY EXECUTIVES OUR OPERATING PERFORMANCE COULD BE ADVERSELY AFFECTED.



                    As a small company with approximately 45 employees, our success depends upon the contributions of our executive officers and our other key technical personnel. The loss of the services of any of our executive officers or other key personnel could have a significant adverse effect on our business and operating results. We cannot assure that New Frontier Media will be successful in attracting and retaining these personnel. It may also be more difficult for us to attract and recruit new personnel due to the adult nature of our business.



OUR INABILITY TO IDENTIFY, FUND THE INVESTMENT IN, AND COMMERCIALLY EXPLOIT NEW TECHNOLOGY COULD HAVE AN ADVERSE IMPACT ON OUR FINANCIAL CONDITION.


                    We are engaged in a business that has experienced tremendous technological change over the past two years. As a result, we face all the risks inherent in businesses that are subject to rapid technological advancement, such as the possibility that a technology that we have invested in may become obsolete. In that event, we may be required to invest in new technology. Our inability to identify, fund the investment in, and commercially exploit such new technology could have an adverse impact on our financial condition. Our ability to implement our business plan and to achieve the results projected by management will be dependent upon management's ability to predict technological advances and implement strategies to take advantage of such changes.


GOVERNMENT REGULATION OF CABLE SYSTEM OPERATORS COULD ADVERSELY AFFECT OUR OPERATING PERFORMANCE.


                    Telecommunications Act of 1996. The Telecommunications Act of 1996 appears to have slowed growth in cable access for domestic pay television businesses. For example, Federal Communications Commission regulation, including the "going-forward rules," provides cable operators with incentives to add basic services. Competition for channel space has increased as cable operators have utilized available channel space to comply with "must-carry" provisions, mandated retransmission consent agreements and "leased access" provisions. In addition, we believe that growth will continue to be slow in the next two to three years as the cable television industry responds to the FCC's rules and subsequent modifications. We cannot assure you that the growth will not slow further in the future.


                    Section 505 of the Telecommunications Act. Section 505 of the Telecommunications Act effectively requires each cable system that offers adult programming either to:

                    * install additional blocking technology in each household to prevent any momentary fragments of our content from accidentally becoming available to non-subscribing cable customers or



                    * restrict the period during which adult programming is transmitted to the hours between 10:00 p.m. and 6:00 a.m.


                    Although a United States District Court has unanimously declared this law unconstitutional and blocked its implementation, the decision has been appealed and accepted for review by the U.S. Supreme Court. The results of our operations could be adversely affected if Section 505 is found constitutional in a reversal of the court decision or if cable operators restrict the hours of transmission of our programming until all appeals have been exhausted.


NEGATIVE PUBLICITY, LAWSUITS OR BOYCOTTS BY OPPONENTS OF ADULT CONTENT COULD ADVERSELY AFFECT OUR OPERATING PERFORMANCE AND DISCOURAGE INVESTORS FROM INVESTING IN OUR PUBLICLY TRADED SECURITIES.


                    We could become a target of negative publicity, lawsuits or boycotts by one or more advocacy groups who oppose the distribution of "adult entertainment." These groups have mounted negative publicity campaigns, filed lawsuits and encouraged boycotts against companies whose businesses involve adult entertainment. The costs of defending against any such negative publicity, lawsuits or boycotts could be significant, could hurt our finances and could discourage investors from investing in our publicly traded securities. To date, we have not been a target of any of these advocacy groups. As a leading provider of adult entertainment, we can not assure you that we may not become a target in the future.


IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDS IN A TIMELY MANNER OR ON ACCEPTABLE TERMS, WE MAY HAVE TO CURTAIL OR SUSPEND THE PLANNED EXPANSION AND MARKETING EFFORT, WHICH COULD HAVE A SIGNIFICANT EFFECT ON OUR BUSINESS RELATIONSHIPS, FINANCIAL RESULTS AND PROSPECTS, WHICH IN TURN COULD LEAD TO OVERALL LOWER REVENUE.



                    If we are unable to obtain additional funds in a timely manner or on acceptable terms, we may have to curtail or, as a last resort, suspend the planned expansion of our playout facility and the planned marketing effort for TeN and Pleasure, which could have a significant adverse effect on our business relationships, financial results and prospects, which in turn could lead to lower overall revenues. For example, any reduction in our marketing effort for TeN and Pleasure is likely to adversely affect our business relationships with those cable operators who have chosen to discontinue Playboy's programming in favor of ours if the lack of marketing efforts on our part results in such operators losing subscriber revenues. We anticipate that our capital resources will be sufficient to satisfy our capital requirements for our current operations for the next 12 months. We will need, however, additional funds to upgrade and expand our playout facility to incorporate the Extasy Networks at our Boulder, Colorado facility and to aggressively market TeN and our new Pleasure channel to increase carriage among the MSO community. We expect to receive as much as $9.75 million through the exercise of our 1,500,000 publicly traded warrants, which are currently excercisable at $6.50, which is below current market levels. In the event that we do not receive at least $5.0 million through the exercise of our public warrants, we will need to raise additional funds.



BECAUSE WE ARE INVOLVED IN THE ADULT PROGRAMMING BUSINESS, IT MAY BE MORE DIFFICULT FOR IT TO RAISE MONEY OR ATTRACT MARKET SUPPORT FOR OUR STOCK.


                    Some investors, investment banking entities, market makers, lenders and others in the investment community may decide not to provide financing to us, or to participate in our public market or other activities due to the nature of our business, which, in turn, may hurt the value of our stock, and our ability to attract market support.

BECAUSE IT MAY BE DIFFICULT TO EFFECT A CHANGE IN CONTROL OF NEW FRONTIER MEDIA WITHOUT CURRENT MANAGEMENT'S CONSENT, A POTENTIAL SUITOR WHO OTHERWISE MIGHT BE WILLING TO PAY A PREMIUM FOR ACQUIRING OUR COMPANY MAY DECIDE NOT TO ATTEMPT AN ACQUISITION OF NEW FRONTIER MEDIA.



                    Issuance of a shareholder rights plan in the form of a preferred stock could have the effect of delaying, deferring or preventing a change in control of New Frontier Media. Potential suitors who otherwise might be willing to pay a premium to acquire New Frontier Media may decide not to try to acquire us because it may be difficult to effect a change in control of New Frontier Media without current management's consent. New Frontier Media's board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of such stock without further shareholder approval. The rights of the holders of common stock will be subjected to, and may also be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.


FUTURE SALES OF COMMON STOCK MAY CAUSE THE MARKET PRICE OF THE COMMON STOCK TO DROP.

                    Future sales of shares of common stock by New Frontier Media and/or its stockholders could cause the market price of the common stock to drop. There are currently 5,377,433 restricted shares and 7,162,084 shares of common stock which are freely tradable or eligible to have the restrictive legend removed pursuant to Rule 144(k) promulgated under the Securities Act. Of the 5,377,433 restricted shares, 1,988,800 of such shares are currently eligible for resale under Rule 144. Sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could have a significant adverse effect on the market price of the common stock.


WE ARE SUBJECT TO A COUNTER-CLAIM FOR UNSPECIFIED DAMAGES IN A SUIT WITH A FORMER FINANCIAL ADVISOR AND IF WE DO NOT PREVAIL IN THIS LAWSUIT WE COULD SUFFER A MATERIAL FINANCIAL LOSS.



                    On October 3, 1997, we filed a complaint in District Court in Boulder, Colorado (Case No. 97 CV 1428) against Sands Brothers & Co. Ltd. alleging breach by Sands Brothers of the terms of a financial consulting agreement with us. We also alleged fraud in the inducement, and are seeking return of our initial payment of $25,000 to Sands Brothers and rescission of the agreement. Sands Brothers has filed an answer and counter-claim to our complaint seeking unspecified damages, and we have filed an answer to Sands Brothers counter-claim. If we do not prevail in this lawsuit we could suffer a material financial loss. We intend to vigorously pursue our claim against, and defend the counter-claim from, Sands Brothers.



WE HAVE BEEN SUED BY A PROSPECTIVE INVESTOR SEEKING TO ENFORCE AN ALLEGED AGREEMENT TO CONVEY A 70% EQUITY INTEREST IN NEW FRONTIER MEDIA AND IF WE DO NOT PREVAIL IN THIS LAWSUIT WE COULD SUFFER A MATERIAL FINANCIAL LOSS.



                    In a January 25, 1999 amended complaint in District Court in Boulder, Colorado, (Case No. 99CV30), J.P. Lipson seeks to enforce an alleged agreement by New Frontier Media to convey to Lipson a 70% equity interest in New Frontier Media. Lipson is also seeking large and/or unspecified damages. If we do not prevail in this lawsuit, we could suffer a material financial loss. We dispute that there exists a binding and enforceable agreement to transfer any equity interest in New Frontier Media to Lipson and filed on February 10, 1999 a motion for partial summary judgement directed to this issue. To date the Court has neither ruled on nor set our motion for a hearing. We will continue to vigorously defend against Lipson's claims.



THE YEAR 2000 PROBLEM COULD CAUSE US TO SUFFER BUSINESS INTERRUPTIONS, OR SHUTDOWN, REPUTATIONAL HARM OR LEGAL LIABILITY, AND AS A RESULT, MATERIAL FINANCIAL LOSS.



                    We recognize that we, like all other businesses, are at risk if key suppliers in utilities, communications, transportation, banking and government are not ready for the year 2000. We also are at risk if the cable or dbs operators with whom we do business are not ready for the year 2000. It is also possible that our computer software applications, internal accounting, customer billing and other business systems, working either alone or in conjunction with those of third parties who do business with us, will not accept input of, store, manipulate and output dates in the year 2000 or after without error. If any of this were to happen, we may suffer business interruptions or shutdown, reputational harm or legal liability and, as a result, material financial loss.



SHAREHOLDERS MAY NOT BE ABLE TO RE-SELL THEIR STOCK OR MAY HAVE TO SELL AT PRICES SUBSTANTIALLY LOWER THAN THE PRICE THEY PAID FOR IT.


                    The trading price for the common stock has been highly volatile and could continue to be subject to significant fluctuations in response to variations in our quarterly operating results, general conditions in the adult entertainment industry or the general economy, and other factors. In addition, the stock market is subject to price and volume fluctuations affecting the market price for public companies generally, or within broad industry groups, which fluctuations may be unrelated to the operating results or other circumstances of a particular company. Such fluctuations may adversely affect the liquidity of the common stock, as well as the price that holders may achieve for their shares upon any future sale.

                                INDEMNIFICATION


Our Bylaws require us, to the fullest extent permitted or required by Colorado law, to:



                    * indemnify our directors against any and all liabilities and



                    * advance any and all reasonable expenses incurred in any proceeding to which any such director is a party or in which such director is deposed or called to testify as a witness because he or she is or was a director of New Frontier Media.



                    Generally, Colorado statutory law permits indemnification of a director upon a determination that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The right to indemnification granted in our Bylaws is not exclusive of any other rights to indemnification against liabilities or the advancement of expenses which a director may be entitled to under any written agreement, Board resolution, vote of stockholders, Colorado law or otherwise.



                    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                     SELECTED FINANCIAL AND OPERATING DATA


                    The following selected financial and operating data should be read in conjunction with New Frontier Media's consolidated financial statements and the notes to these statements and Management's Discussion and Analysis of Financial Condition and Results of Operations" included in New Frontier Media's Annual Report on Form 10-KSB for the Twelve Months Ended March 31, 1999 and March 31, 1998. The balance sheet data and statement of operations data as of and for the years ended March 31, 1999 and 1998 are derived from the consolidated financial statements of New Frontier Media, incorporated by reference herein, that have been audited by Spicer, Jeffries & Co., independent accountants.

                                                                   YEAR ENDED MARCH 31,
                                                               ----------------------------
                                                                  1999             1998
                                                               -----------      -----------
    STATEMENT OF OPERATIONS DATA:
    Revenues, net...........................................   $ 9,452,432      $   712,581
    Cost of Sales...........................................     8,800,203        1,041,925
                                                               -----------      -----------
    Gross profit (loss).....................................       652,229         (329,344)
                        Total operating expenses............     7,708,346        1,310,642
                                                               -----------      -----------
                        Total other income (expenses).......      (208,061)        (159,454)
                                                               -----------      -----------
    Loss from Discontinued Operations.......................    (7,264,178)      (1,799,440)
    Discontinued operations.................................      (316,946)      (1,458,903)
                                                               -----------      -----------
    Net loss................................................    (7,581,124)     $(3,258,343)
                                                               -----------      -----------
                                                               -----------      -----------
    Basic net loss per share from continuing operations.....   ($     1.00)     $      (.40)
                                                               -----------      -----------
                                                               -----------      -----------
    Basic net loss per share from discontinued operations...   ($      .04)     $      (.33)
                                                               -----------      -----------
                                                               -----------      -----------
    Basic net loss per share................................         (1.04)     $     (0.73)
                                                               -----------      -----------
                                                               -----------      -----------
    Diluted net loss per share..............................         (1.04)     $     (0.73)
                                                               -----------      -----------
                                                               -----------      -----------
    Weighted-average shares outstanding.....................     7,288,453        4,460,744
                                                               -----------      -----------
                                                               -----------      -----------
    BALANCE SHEET DATA:
    Working Capital (Deficit)...............................   $   266,301      $ 1,013,736
    Total assets............................................    16,402,571       10,747,949
    Long-term debt, net of current portion..................       474,430            6,716
    Stockholders' equity....................................    10,289,031        8,447,752

                          MARKET PRICE OF COMMON STOCK


                    Prior to February 11, 1998, a limited public market for New Frontier Media common stock existed on the NASDAQ Bulletin Board under the symbol NOOF. Commencing on February 11, 1998, our common stock and units were quoted on the Nasdaq SmallCap Market under the symbols NOOF and NOOFU, respectively. As of the close of business on May 18, 1998, we split the units into their component parts, consisting of one share of common stock and one redeemable common stock purchase warrant. Commencing on May 19, 1998, our warrants were quoted on the Nasdaq SmallCap Market under the symbol NOOFW. On July 30, 1999, the last sale price for our common stock as reported on NASDAQ was $8 5/8 per share.


                    The following table sets forth the high and low closing prices for the Common Stock as reported on NASDAQ for each quarter since September 30, 1997 for the periods indicated. Such information reflects inter dealer prices without retail mark-up, mark down or commissions and may not represent actual transactions.

                         QUARTER ENDED                            HIGH                LOW
    -------------------------------------------------------     ---------          ---------
    September 30, 1997.....................................     5 1/2              5
    December 31, 1997......................................     5 3/4              4 3/4
    March 31, 1998.........................................     5 1/4              2 7/8
    June 30, 1998..........................................     4 1/4              2 3/4
    September 30, 1998.....................................     3 11/16            19/32
    December 31, 1998......................................     1 5/8              13/16
    March 31, 1999.........................................     5 3/8              14/16

                    We have not paid any dividends on our common stock. We currently intend to retain any earnings for use in our business, and do not anticipate paying cash dividends in the foreseeable future.


                    As of July 31, 1999, there were approximately 340 record holders of our common stock.

                       WHERE YOU CAN GET MORE INFORMATION



                    At your request, we will provide you, without charge, a copy of any exhibits to our registration statement incorporated by reference in this prospectus. If you want more information, write or call us at:



                            New Frontier Media, Inc.
                          5435 Airport Blvd, Suite 100
                            Boulder, Colorado 80301
                        Telephone number: (303) 444-0900
                        Toll Free number: 1-888-875-0632
                        Facsimile number: (303) 444-0734



                    Our fiscal year ends on March 31. We furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:\\www.sec.gov.



                    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all of the securities offered by this prospectus.


               New Frontier Sec Filings (File No. 0-23697)                     Period
    -----------------------------------------------------------------     ----------------
                                                                             Year ended
    Annual Report on Form 10KSB/A                                          March 31, 1999


                    This prospectus is part of a registration statement we filed with the SEC.



                    You should rely on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.


                              REGISTRATION RIGHTS


                    In connection with our private placement of 2,610,000 shares of common stock on March 5, 1999 and pursuant to the terms of sixteen (16) subscription agreements dated as of March 5, 1999, by and between New Frontier Media and each of the selling stockholders, we are obligated to use our best efforts to cause this registration statement to become effective by August 5, 1999. We are further obligated to register and qualify the registerable shares under such state securities laws as the selling stockholders may reasonably request. We will bear the reasonable expenses of the registration and qualification of the shares under the Securities Act and state securities laws other than any underwriting discounts and commissions and the expenses of counsel for the selling stockholders.



                    If the registration statement is not effective by August 5, 1999, then New Frontier Media must make payments to the selling stockholders in such amounts and at such times as are determined pursuant to Section 5(b)(iii) of the subscription agreements, which states that the amount to be paid by us to the selling stockholders shall be equal to five (5%) percent per month of the purchase price paid by the selling stockholders for the common stock. Thus, if the registration statement is not effective by

August 5, 1999, then for the period from August 5, 1999 to September 5, 1999, we must pay to the selling stockholders a penalty of $261,000. If the registration statement still is not effective on September 5, 1999, then for the period from September 5, 1999 to October 5, 1999, we must pay to the selling stockholders an additional penalty of $261,000, and so on.


                   USE OF PROCEEDS FROM SALE OF COMMON STOCK


                    None of the proceeds from the sale of the common stock registered under this prospectus will accrue to New Frontier.



                    Through private placement, New Frontier has obtained $5,220,000 of financing from the sale of 2,610,000 shares of common stock at a price of $2.00 per share, exclusive of fees and other expenses related to this sale.



                    We have used $1,518,872 of the proceeds to repay $1,485,000 principal amount of short-term indebtedness incurred to finance our business operations, of which $700,000 did not bear interest, $700,000 bore interest at 20% per annum and $85,000 bore interest at 8.5%. The balance of the proceeds of the sale of the common stock was used to pay for monthly transponder, uplinking and call center expenses, payroll, annual fees for satellite activation access, receiver/decoder equipment purchases, content licensing fees, legal and professional fees, as well as other working capital expenditures.


                 SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

                    The selling stockholders whose shares of common stock are being registered hereunder are: Robertson Stephens Diversified Cash Fund, Anglo Irish Bank Corp. plc, Alderwood Securities Limited, Cheltenham Securities Ltd., Boston Securities Australia Limited, Hathaway Partners Investment L.P., Special Situations Private Equity Fund L.P., Talisman Capital Opportunity Fund Ltd., Talisman Capital Inc., Zeke, L.P., August C. Schultes and Mark S. Alsentzer, as tenants in common, Ben Hasten, Mark Hess, and Raymond Martine.

                    Robertson Stephens is a Massachusetts corporation with a principal place of business at 555 California Street, Suite 2600, San Francisco, California 94104.

                    Anglo Irish is an Irish corporation with a principal place of business at 18/21 St. Stephens Grove, Dublin 2, Ireland.

                    Alderwood is a British Virgin Islands corporation with a principal place of business at c/24 Bd. Princess Charlotte, Monaco.

                    Cheltenham is an English corporation with a principal place of business at Westhead House, Wigan Road Lathom, Ormskire Lancashire L406JN England.

                    Boston is an Australian corporation with a principal place of business at 400 Upper Toyan Drive, Kentfield, Australia 94924.

                    Hathaway is a Connecticut corporation with a principal place of business at 119 Rowayton Avenue, Rowayton, Connecticut 06853.

                    Special Situations is a New York limited partnership with a principal place of business at 153 East 53rd Street, New York, New York 10022.

                    Talisman is a British Virgin Islands corporation with a principal place of business at 16101 La Grande Drive, Suite 100, Little Rock, Arkansas 72223.

                    TCI is a British Virgin Islands corporation with a principal place of business at 16101 La Grande Drive, Suite 100, Little Rock, Arkansas 72223.

                    Zeke is a Delaware corporation with a principal place of business at 1235 Westgates Drive, Borogn, Pennsylvania 19312.

                    Schultes and Alsentzer are individuals with an address at 101 Jessup Road, Thorofare, New Jersey 08086.

                    Hasten is an individual with an address at 366 Elm Street, Denver, Colorado 80220.

                    Hess is an individual with an address at 4311 Down Point Lane, Windermere, Florida 34786.

                    Martine is an individual with an address at 8 Kensington Court Place, London W85BT England.


                    No Selling Stockholder has any affiliation with New Frontier Media or its officers, directors, promoters or principal shareholders.


                    Neither Anglo Irish, Alderwood, Cheltenham, Boston nor Martine has a domestic agent for service of process. It may be difficult for United States investors to effect service within the United States upon Martine or Anglo Irish, Alderwood, Cheltenham and/or Boston and their respective officers and directors, or to realize in the United States upon judgments rendered against Martine or Anglo Irish, Alderwood, Cheltenham and/or Boston and their respective officers and directors by courts of the United States predicated upon civil liabilities under the Securities Act of 1933 ("Securities Act") or state securities law.


                    New Frontier has agreed to register the public offering of the selling stockholders' shares of common stock under the Securities Act and to pay all expenses in connection with such registration, other than brokerage commissions and discounts in connection with the sale of the common stock and the expenses of counsel.


                    The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each of the selling stockholders as of March 31, 1999, the number of shares which may be offered for resale pursuant to this prospectus and the number of shares of common stock owned beneficially by each of the selling stockholders after the offering.


                    The information included below is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold.

                                   SHARES OF                              SHARES OF
                                  COMMON STOCK         SHARES OF          COMMON STOCK
                                  BENEFICIALLY           COMMON           BENEFICIALLY
                                  OWNED PRIOR TO      STOCK BEING         OWNED AFTER
NAME OF SELLING STOCKHOLDER (1)   OFFERING(2)           OFFERED           OFFERING(3)         PERCENT (4)
-------------------------------   --------------      --------------      --------------      --------------
Robertson Stephens Diversified
        Cash Fund..............        500,000             500,000               0                   0%
Anglo Irish Bank Corp. plc.....         20,000              20,000               0                   0
Alderwood Securities Limited...        650,000             650,000               0                   0
Cheltenham Securities Ltd......         25,000              25,000               0                   0
Boston Securities Australia
        Limited................         25,000              25,000               0                   0
Hathaway Partners Investment
        L.P....................         50,000              50,000               0                   0
Special Situations Private
        Equity Fund L.P........        300,000             300,000               0                   0
Talisman Capital Opportunity
        Fund Ltd...............        225,000             225,000               0                   0
Talisman Capital Inc...........         25,000              25,000               0                   0
Zeke, L.P......................        200,000             200,000               0                   0
August C. Schultes and Mark S.
        Alsentzer..............        500,000             500,000               0                   0
Ben Hasten.....................         25,000              25,000               0                   0
Mark Hess......................         25,000              25,000               0                   0
Raymond Martine................         40,000              40,000               0                   0
                                    ----------          ----------              --                  --
Total..........................      2,610,000           2,610,000               0                   0

------------------------------------------------------------------------

(1) Each of the parties listed has sole voting and investment power with respect to all shares of common stock indicated.

(2) Beneficial ownership is calculated in accordance with Rule 13d-3(d) under the Exchange Act.


(3)     Assumes the sale of all shares offered by this prospectus.


(4)     Based upon 12,539,517 shares outstanding.


                    The selling stockholders' shares of common stock may be offered and sold as market conditions permit, provided that a registration statement covering the shares is effective at the time of such offer and/or sale. Under Section 10(a)(3) of the Securities Act of 1933, when a prospectus is used more than nine months after the effective date of the registration statement, the information contained therein must be as of a date not more than 16 months prior to its use.



                    The selling stockholders' shares of common stock may be offered and sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in privately negotiated transactions. The selling stockholders' shares of common stock may be sold by one or more of the following methods:



                    * a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;



                    * purchases by a broker or dealer as principal and resale by such broker or dealer for its accounts pursuant to this prospectus;





* ordinary brokerage transactions and transactions in which the broker solicits purchases; and





*      transactions between sellers and purchasers without a broker or dealer.



                    In effecting sales, brokers or dealers engaged by selling stockholders may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated. These brokers and dealers and any other participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with these sales.


                           DESCRIPTION OF SECURITIES


                    As of the date of this prospectus, there are approximately 340 holders of record of New Frontier Media's common stock. We are currently authorized to issue 50,000,000 shares of our common stock, par value $.0001 per share, and 5,000,000 shares of its preferred stock, par value $.10 per share. As of the date of this prospectus, New Frontier Media has 12,539,517 shares of its common stock, and no shares of its preferred stock, issued and outstanding. There are also options and warrants to purchase an additional 5,702,166 shares of our common stock issued and outstanding.


                                  COMMON STOCK


                    Each holder of shares of common stock is entitled to one vote per share on all matters to be voted on by shareholders. The holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor and, in the event of liquidation, dissolution or winding-up of New Frontier Media, to share ratably in all assets available for distribution, subject to the rights of the holders of any preferred stock as described below.



                    Upon the liquidation, dissolution or winding up of New Frontier Media, the holders of shares of common stock would be entitled to share pro rata in the distribution of all of New Frontier Media's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive or conversion rights. All shares of common stock outstanding as of the date of this prospectus are fully paid and are not subject to further calls or assessments by the company. There are no redemption or sinking fund provisions applicable to the common stock.


                                PREFERRED STOCK


                    Our Articles of Incorporation, as amended, authorize the issuance of up to 5,000,000 shares of preferred stock. The board of directors is authorized, without further shareholder action, to issue such shares in one or more series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, amounts payable upon liquidation and the number of shares constituting any series or the designation of such series. If such preferred stock is issued, it will rank senior to our common stock in respect of rights to receive dividends and to participate in distributions or payments in the event of an liquidation, dissolution or winding up of New Frontier Media. The issuance of preferred stock may have the effect of delaying, deferring, discouraging or preventing a third party from acquiring a majority of the outstanding voting stock of New Frontier Media or other change in control of New Frontier Media without further action by the shareholders, and may adversely affect the voting and other rights of the holders of the common stock, including the loss of voting control to others. The board of directors does not at present intend to seek shareholder approval prior to issuing any such preferred stock, unless required to do so by law.


                                DIVIDEND POLICY


                    We have not paid any cash or other dividends on our common stock since our inception and do not anticipate paying any such dividends in the foreseeable future. We intend to retain any earnings for use in our operations and to finance the expansion of its business.


                                 LEGAL MATTERS


                    The legality of the Shares offered hereby has been passed upon for us by Thorburn, Sakol & Throne of Denver, Colorado.

                                    EXPERTS


                    The financial statements of New Frontier Media as of March 31, 1999 and 1998 and for the years ended March 31, 1999 and 1998, incorporated by reference in this Prospectus from the Annual Report, have been incorporated herein in reliance on the report of Spicer, Jeffries & Co., independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
          Prospectus Summary.................................................     3
          The Offering.......................................................     3
          Recent Events......................................................     3
          Risk Factors.......................................................     3
          Indemnification....................................................     8
          Selected Financial and Operating Data..............................     8
          Market Price of Common Stock.......................................     9
          Where You Can Get More Information.................................    10
          Registration Rights................................................    10
          Use of Proceeds from Sale of Common Stock..........................    11
          Selling Stockholders and Plan of Distribution......................    11
          Description of Securities..........................................    14
          Dividend Policy....................................................    14
          Legal Matters......................................................    14
          Experts............................................................    15

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Filing fee under the Securities Act of 1933........................    $ 3,055.93
    Blue Sky qualification fees and expenses (1).......................         1,000
    Printing and engraving (1).........................................         1,000
    Legal Fees (1).....................................................        25,000
    Accounting Fees (1)................................................         3,000
    Miscellaneous (1)..................................................      1,944.07
                        Total..........................................    $   35,000

----------------------

(1) Estimates

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                    (I) ARTICLE 3, SECTION 3.17 OF THE COMPANY'S FIRST AMENDED AND RESTATED BYLAWS PROVIDES AS FOLLOWS:

                                 "SECTION 3.17
                            LIMITATIONS ON LIABILITY

                    To the fullest extent permitted by the Colorado Business Corporation Act as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for any action taken or any failure to take any action as a director. Notwithstanding the foregoing, a director will have liability for monetary damages for a breach or failure which involves: (i) a violation of criminal law; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) distributions in violation of the Colorado Business Corporation Act or the Articles of the corporation (but only to the extent provided by law); (iv) willful misconduct or disregard for the best interests of the corporation concerning any acts or omissions concerning any proceeding other than in the right of the corporation or a shareholder; or (v) reckless, malicious or wanton acts or omissions concerning any proceeding other than in the right of the corporation or of a shareholder. No repeal, amendment or modification of this Article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director of the corporation occurring prior to such repeal, amendment or modification."

                    (ii) Article 3, Section 3.18 of the Company's First Amended and Restated Bylaws provides as follows:

                                 "SECTION 3.18
                                INDEMNIFICATION

                    Subject to and in accordance with the Colorado Business Corporation Act, and except as may be expressly limited by the Articles of Incorporation and any amendments thereto, the corporation shall indemnify any person:

                       (i) made a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation's request, as a director, officer, employee or agent or another corporation, or other enterprise; or

                       (ii) who was or is a party to any proceeding by or in the right of the corporation, to procure a judgement in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

                    The corporation may maintain indemnification insurance regardless of its power to indemnify under the Colorado Business Corporation Act.

                    The corporation may make any other or further indemnification or advancement of expenses of any of the directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and to action in another capacity while holding such office, except an indemnification against material criminal or unlawful misconduct as set forth by statute, or as to any transaction wherein the director derived an improper personal benefit.

                    Except to the extent reimbursement shall be mandatory in accordance herewith, the corporation shall have the right to refuse indemnification, in whole or in part, in any instance in which the person to whom indemnification would otherwise have been applicable, if he or she unreasonably refused to permit the corporation, at its own expense and through counsel of its own choosing, to defend him or her in the action, or unreasonably refused to cooperate in the defense of such action."

ITEM 16. EXHIBITSTHE EXHIBITS ATTACHED HERETO ARE AS FOLLOWS:

    EXHIBIT
    NUMBER                                       DESCRIPTION
    -------     ------------------------------------------------------------------------------
      3.01      --Articles of Incorporation of Company, with Amendment*
      3.02      --First Amended Bylaws of Company*
      4.01      --Form of Common Stock Certificate*
      5.01      --Opinion of Thorburn, Sakol & Throne, counsel to the Company, concerning the legality of the securities being registered*****
     10.01      --Asset Purchase Agreement Among the Company, CSB, Fifth Dimension
                    Communications (Barbados) Inc., and Merlin Sierra, Inc.*
     10.02      --Asset Purchase Agreement Among the Company, CSB, and 1043133 Ontario Inc.*
     10.03      --Asset Purchase Agreement Among the Company, CSB, and 1248663 Ontario Inc.*
     10.04      --Revocable Line of Credit Agreement*
     10.05      --Promissory Note*
     10.06      --Call Center Interim Service Agreement between the Company and 1248663
                    Ontario Inc.*
     10.07      --Settlement and Stock and Warrant Transfer Agreement, dated June 16, 1998, by and among the Company, BIG, Quarto Holdings, Inc., New Frontier Media,
                    Inc., Mark Kreloff, Michael Weiner, Andrew Brandt and Scott Wussow**
     10.08      --Form of Securities Purchase Agreement, dated March 5, 1999, by and between the Company and each of the Selling Stockholders.****
     10.09      --Employment Agreement, dated December 22, 1998, by and between the Company and Mark Kreloff.****
     10.10      --Employment Agreement, dated December 22, 1998, by and between the Company and Michael Weiner.****
     10.11      --Office Lease Agreement, dated August 12, 1998, for premises at 5435 Airport
                    Boulevard, Boulder CO.***
     10.12      --Content License Agreement with Pleasure Productions LLC*****
     21.01      --Subsidiaries of the Company***
     23.01      --Consent of Spicer, Jefferies & Co.*****
     23.02      --Consent of Thorburn, Sakol & Throne, counsel to the Company (included in their opinion filed as Exhibit 5.01).*****
     27.01      --Financial Data Schedule.***

------------------------------------------------------------------------

* Incorporated by reference to the Company's Registration Statement on Form SB-2 (File No. 333-35337)

** Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended March 31, 1998.

*** Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended March 31, 1999.

**** Previously Filed.

***** Filed with this Registration Statement.

ITEM 17. UNDERTAKINGS.

                    The Company hereby undertakes:

                    (a) That insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act, and will be governed by the final adjudication of such issue.

                    (b) That, subject to the terms and conditions of Section 13
(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

                    (c) That any post-effective amendment filed will comply with the applicable form, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

                    (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10 (a) (3) of the 1933 Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    (e) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

                                   SIGNATURES


                    Pursuant to the requirements of the 1933 Act, as amended, the Company certifies that it has reasonable grounds to believe that it meets the requirements of filing on Form S-3 and has caused this Amendment No. 2 to its Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Boulder, Colorado on August 2, 1999.


                              NEW FRONTIER MEDIA, INC.

                              By:          /s/ Mark H. Kreloff
                                 _______________________________________________
                                 Mark H. Kreloff
                                 President

                    Pursuant to the requirements of the 1933 Act, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.

               SIGNATURE                              TITLE                        DATE
----------------------------------------   ----------------------------   ----------------------

          /s/ MARK H. KRELOFF              Chairman, Chief Executive          August 2, 1999
----------------------------------------           Officer and
            Mark H. Kreloff                        President

           /s/ MICHAEL WEINER              Executive Vice President,          August 2, 1999
----------------------------------------           Secretary, Treasurer
             Michael Weiner                        and Director

            /s/ KARYN MILLER               Chief Financial Officer            August 2, 1999
----------------------------------------           (Principal
              Karyn Miller                         Accounting Officer)

           /s/ KOUNG Y. WONG               Director                           August 2, 1999
----------------------------------------
             Koung Y. Wong

           /s/ EDWARD J. BONN              Director                           August 2, 1999
----------------------------------------
             Edward J. Bonn

    EXHIBIT
    NUMBER                                       DESCRIPTION
    -------     ------------------------------------------------------------------------------
      3.01      --Articles of Incorporation of Company, with Amendment*
      3.02      --First Amended Bylaws of Company*
      4.01      --Form of Common Stock Certificate*
      5.01      --Opinion of Thorburn, Sakol & Throne, counsel to the Company, concerning the legality of the securities being registered*****
     10.01      --Asset Purchase Agreement Among the Company, CSB, Fifth Dimension
                    Communications (Barbados) Inc., and Merlin Sierra, Inc.*
     10.02      --Asset Purchase Agreement Among the Company, CSB, and 1043133 Ontario Inc.*
     10.03      --Asset Purchase Agreement Among the Company, CSB, and 1248663 Ontario Inc.*
     10.04      --Revocable Line of Credit Agreement*
     10.05      --Promissory Note*
     10.06      --Call Center Interim Service Agreement between the Company and 1248663
                    Ontario Inc.*
     10.07      --Settlement and Stock and Warrant Transfer Agreement, dated June 16, 1998, by and among the Company, BIG, Quarto Holdings, Inc., New Frontier Media,
                    Inc., Mark Kreloff, Michael Weiner, Andrew Brandt and Scott Wussow**
     10.08      --Form of Securities Purchase Agreement, dated March 5, 1999, by and between the Company and each of the Selling Stockholders.****
     10.09      --Employment Agreement, dated December 22, 1998, by and between the Company and Mark Kreloff.****
     10.10      --Employment Agreement, dated December 22, 1998, by and between the Company and Michael Weiner.****
     10.11      --Office Lease Agreement, dated August 12, 1998, for premises at 5435 Airport
                    Boulevard, Boulder, CO.***
     10.12      --Content License Agreement with Pleasure Productions LLC*****
     21.01      --Subsidiaries of the Company**
     23.01      --Consent of Spicer, Jefferies & Co.*****
     23.02      --Consent of Thorburn, Sakol & Throne, counsel to the Company (included in their opinion filed as Exhibit 5.01).*****
     27.01      --Financial Data Schedule.***

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*    Incorporated by reference to the Company's Registration Statement on Form
     SB-2 (File No. 333-35337)

** Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended March 31, 1998.

*** Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended March 31, 1999.

**** Previously Filed.

***** Filed with this Registration Statement.

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